EXHIBIT 7

Morgan Guaranty Trust Company
of New York, and foreign and domestic subsidiaries


    Consolidated Report of Condition at the close of business
                         March 31, 1994

A state banking institution organized and operating under the banking laws of this state and a member of Reserve District No. 2 of the Federal Reserve System. This report is published in accordance with a call made by the State Banking Authority and by the Federal Reserve Bank of this District.

                                                          DOLLAR
                                                         AMOUNTS
ASSETS                                              IN THOUSANDS

Cash and balances due from depository
institutions:
  Noninterest-bearing balances and
  currency and coin                                 $  1,695,930
  Interest-bearing balances                            2,552,688
Securities:
  Held-to-maturity securities                                  0
  Available-for-sale securities                       16,961,476
Federal funds sold and securities
  purchased under agreements to resell
  in domestic offices of the bank and
  of its Edge and Agreement subsidiaries,
  and in IBFs:
  Federal funds sold                                   1,697,358
  Securities purchased under agreements
    to resell                                                  0
Loans and lease financing receivables:
  Loans and leases, net of unearned
    income                             $ 36,984,709
  Less:  Allowance for loan and lease
    losses                                1,035,137
Loans and leases, net of unearned
  income, allowance, and reserve                      35,949,572
Assets held in trading accounts                       52,165,305
Premises and fixed assets (including
  capitalized leases)                                  1,682,942
Other real estate owned                                      542
Investments in unconsolidated
  subsidiaries and  associated
  companies                                              102,112
Customers' liability to this bank
  on acceptances outstanding                             609,955
Intangible assets                                          2,915
Other assets                                          25,216,278
                                                    ____________
  Total assets                                      $138,637,073

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LIABILITIES
Deposits:
  In domestic offices                               $  6,567,168
    Noninterest-bearing                $  4,741,822
    Interest-bearing                      1,825,346
  In foreign offices, Edge and
    Agreement subsidiaries, and
    IBFs                                              38,954,736
    Noninterest-bearing                     626,427
    Interest-bearing                     38,328,309
Federal funds purchased and securities
  sold under agreements to repurchase
  in domestic offices of the bank and
  of its Edge and Agreement
  subsidiaries, and in IBFs:
  Federal funds purchased                              5,535,515
  Securities sold under agreements
    to repurchase                                      8,254,898
Trading Liabilities                                   29,016,183
Other borrowed money:
  With original maturity of one
    year or less                                      18,600,678
  With original maturity of more
    than one year                                      2,180,558
Mortgage indebtedness and obligations
  under capitalized leases                                 5,765
Bank's liability on acceptances
  executed and outstanding                               616,525
Subordinated notes and debentures                      2,170,280
Other liabilities                                     19,639,041
                                                    ____________
  Total liabilities                                  131,541,347
                                                    ____________

EQUITY CAPITAL
Common stock                                             250,000
Surplus                                                2,419,745
Undivided profits and capital
  reserves                                             4,120,986
Net unrealized holding gains
  (losses) on available-for-sale
  securities                                             308,653
Cumulative foreign currency
  translation adjustments                                 (3,658)
                                                    ____________
  Total equity capital                                 7,095,726
                                                    ____________
  Total liabilities, limited-life
    preferred stock, and equity
    capital                                         $138,637,073

I, David H. Sidwell, Senior Vice President and Controller of the above named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the Board of Governors of the Federal Reserve System and the State Banking Authority and is true to the best of my knowledge and belief.

  DAVID H. SIDWELL

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We, the undersigned directors, attest to the correctness of this
Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the Board of Governors of the Federal Reserve System and the State Banking Authority and is true and correct.

  KURT F. VIERMETZ
  ROBERT G. MENDOZA
  DOUGLAS A. WARNER III
    Directors

JL40706A